As filed with the Securities and Exchange Commission on September 22, 2006
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTIUM S.p.A.
(Exact name of Registrant as specified in its charter)

Republic of Italy	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Piazza XX Settembre 2
22079 Villa Guardia (Como), Italy
+39 031 385111
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

GENTIUM S.p.A. AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN
GENTIUM S.p.A. AMENDED AND RESTATED 2004 NON-STATUTORY SHARE OPTION PLAN AND AGREEMENT
(Full title of the Plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Theodore L. Polin, Esq.
Christopher M. Locke, Esq.
Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10017
(212) 351-4500

CALCULATION OF REGISTRATION FEE

Title of Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value €1.00 per share (2) (3)	1,077,000	$9.59 (4)	$10,348,430 (4)	$1,108
Ordinary shares, par value €1.00 per share (2) (5)	423,000	$14.59 (6)	$6,594,570 (6)	$706
Ordinary shares, par value €1.00 per share (2) (7)	60,000	$5.58 (8)	$334,800 (8)	$36
TOTAL	1,560,000			$1,850

(1)	Includes such additional ordinary shares as may become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares registered hereby are being registered under a separate registration statement. Each American Depositary Share represents one ordinary share.

(3)	Consists of ordinary shares issuable upon exercise of outstanding options granted under the Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan.

(4)
Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based on the weighted average per ordinary share exercise price (rounded to the nearest cent) of outstanding options granted under the Gentium S.p.A. 2004 Equity Incentive Plan, the ordinary shares issuable upon exercise of which are registered hereby.

(5)	Consists of ordinary shares available for future issuance, including upon exercise of options available for future grant, under the Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan.

(6)
Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based of $14.59 per share, the average of the high and low sales prices of the Registrant’s ADSs on September 19, 2006, as reported by the Nasdaq National Market.

(7)	Consists of ordinary shares issuable upon exercise of outstanding options granted under the Gentium S.p.A. Amended and Restated 2004 Nonstatutory Stock Option Plan and Agreement.

(8)
Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based on the exercise price of $5.58 per ordinary share of the outstanding options granted under the Gentium S.p.A. Amended and Restated 2004 Nonstatutory Stock Option Plan and Agreement, the ordinary shares issuable upon exercise of which are registered hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified by Part I will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a Section 10(a) prospectus.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated by reference in Item 3 of Part II below. Requests should be directed to Gentium S.p.A, Piazza XX Settembre 2, 22079 Villa Guardia (Como), Italy, Attn. Salvatore Calabrese, Vice President, Finance, +39 031 385111.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents filed or furnished by us with the SEC:

(a) Our Annual Report on Form 20-F for the year ended December 31, 2005, filed on May 30, 2006 with the SEC;

(b) All other reports filed or furnished by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(c) The description of our ordinary shares contained in our Registration Statement on Form 8-A12G filed on May 16, 2006, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed or furnished with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

We have procured and intend to maintain a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We also have entered into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents
5.1	Opinion of Gianni, Origoni, Grippo & Partners.

10.1	Amended and Restated 2004 Equity Incentive Plan.

10.2
Amended and Restated 2004 Nonstatutory Share Option Plan and Agreement, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F for the year ended December 31, 2005, previously filed with the Securities Exchange Commission on May 30, 2006.

23.1	Consent of Reconta Ernst & Young S.p.A.

23.2	Consent of Gianni, Origoni, Grippo & Partners (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Guardia (Como) Italy, on the 20th day of September, 2006.

GENTIUM, S.p.A

By:	/s/ Laura Ferro
Dr. Laura Ferro, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dr. Laura Ferro, President and Chief Executive Office, and Gary Gemignani, Chief Financial Officer, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ Laura Ferro	President, Chief Executive Officer and	September 20, 2006
Dr. Laura Ferro	Director (principal executive officer)

/s/ Gary Gemignani	Executive Vice-President, Chief Financial	September 20, 2006
Gary Gemignani	Officer and Authorized Representative
(principal financial officer)

/s/ Salvatore Calabrese	Vice-President, Finance and Secretary	September 20, 2006
Salvatore Calabrese	(controller)

/s/ Kenneth Anderson	Director	September 20, 2006
Dr. Kenneth Anderson

/s/ Gigliola Bertoglio	Director	September 20, 2006
Gigliola Bertoglio

/s/ Luca Breveglieri	Director	September 20, 2006
Luca Breveglieri

/s/ Marco Codella	Director	September 20, 2006
Marco Codella

/s/ David E. Kroin	Director	September 20, 2006
David E. Kroin

/s/ Lee Nadler	Director	September 20, 2006
Dr. Lee M. Nadler

/s/ Andrea Zambon	Director	September 20, 2006
Dr. Andrea Zambon

INDEX TO EXHIBITS

Exhibit Number	Description of Documents

5.1	Opinion of Gianni, Origoni, Grippo & Partners.

10.1	Amended and Restated 2004 Equity Incentive Plan.

10.2
Amended and Restated 2004 Nonstatutory Share Option Plan and Agreement, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F for the year ended December 31, 2005, previously filed with the Securities Exchange Commission on May 30, 2006.

23.1	Consent of Reconta Ernst & Young S.p.A.

23.2	Consent of Gianni, Origoni, Grippo & Partners (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).